Exhibit 99.1
BREEZE-EASTERN CORPORATION ADOPTS SHAREHOLDER
RIGHTS PLAN
WHIPPANY, N.J., — Breeze-Eastern Corporation (NYSE Amex:BZC), a leading designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems, announced today that its Board of Directors has adopted a Shareholder Rights Plan (the “Rights Plan”). The Rights Plan has been adopted to ensure the fair treatment of all shareholders in connection with any take-over bid for the common stock of the Company. The Rights Plan seeks to provide shareholders with adequate time to properly assess a take-over bid without undue pressure. It also is intended to provide the Board of Directors with time to fully consider an unsolicited take-over bid and, if appropriate, to take requisite action to maximize shareholder value.
The Rights Plan was unanimously approved by the Board of Directors. It is not being adopted in response to any proposal to acquire control of the Company, however, the Board of Directors has recognized that there are certain concentrations of ownership of the common stock of the Company and deemed it to be in the best interests of the Company’s shareholders to take action which would protect the interests of the minority shareholders of the Company in a transaction involving a change of control of the Company.
The terms of the Rights Plan provide for the Company’s shareholders to receive one right for each outstanding common share held. In general, the rights will become exercisable if a person or group acquires 10% or more of the Company’s common stock or announces a tender offer or exchange offer for 10% or more of the Company’s common stock. The Rights Plan grandfathers in the existing interest of shareholders who currently own in excess of 10%, but would be triggered by any additional purchases.
When the rights initially become exercisable, as described above, each holder of a Right will be allowed to purchase one one-thousandth of a share of a newly created series of the Company’s preferred shares at an exercise price of $14.00. However, if a person acquires 10% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would entitle the holder (other than such an acquiring person) to purchase common stock in an amount equivalent to the exercise price at a 75% discount to the market price of the Company’s common stock at that time the rights Plan is triggered.
The rights will expire on July 18, 2014. The Company may redeem the rights for $0.01 each at any time until the tenth business day following public announcement that a person or group has acquired 10% or more of its outstanding common stock or one of the grandfathered common stock holders has purchased additional common stock.
The Rights Plan will terminate if it is not ratified by the Company’s shareholders within 12 months of its adoption. The Company intends to submit the Rights Plan for approval by its shareholders at its 2011 Annual Meeting of Shareholders.
A summary of the Rights Plan will be included in a Current Report on Form 8-K to be filed by Breeze-Eastern Corporation with the Securities and Exchange Commission.
About Breeze-Eastern Corporation
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 160 people at its facilities in Whippany, New Jersey.
Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-

looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.